Exhibit 99.1

2929 Seventh Street, Suite 100 Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Jane M. Green, PhD
Corporate Communications
Phone (510) 665-4630
Email: jgreen@dvax.com
DYNAVAX ANNOUNCES SECOND QUARTER 2006
FINANCIAL RESULTS
BERKELEY, Calif. — July 27, 2006 — Dynavax Technologies Corporation (Nasdaq: DVAX) today reported financial results for the second quarter 2006.
During the second quarter 2006, Dynavax completed two significant transactions designed to expand the Company’s operations and advance its early-stage pipeline. These transactions as well as related charges are reflected in the Company’s consolidated financial statements.
•	Symphony Dynamo, Inc. (SDI) was created in connection with a collaboration with Symphony Capital Partners, LP to advance specific ISS-based programs for cancer, hepatitis B therapy and hepatitis C therapy through certain stages of clinical development. During the second quarter 2006, SDI received $20 million of the $50 million funding commitment. The results of operations of SDI are included in the consolidated results of Dynavax since the date of formation.
•	Dynavax acquired Rhein Biotech GmbH (Rhein), renamed Dynavax Europe, through which the Company gained ownership of a current European GMP-certified vaccine manufacturing facility, control over the production and supply of its hepatitis B surface antigen, and management and personnel with expertise in biopharmaceutical product development and production. The results of operations of Rhein are included in the consolidated results of Dynavax since the date of acquisition.
•	One-time cash payments totaling approximately $17 million were made during the quarter relating to these transactions.

Total revenues for the second quarter ended June 30, 2006 were $0.5 million compared to $1.0 million for the same period in 2005. Revenues in the second quarter 2006 consisted of services and license fees from Dynavax Europe for the first time and grants awarded by the National Institute of Allergy and Infectious Diseases and by the Alliance for Lupus Research. Total revenues for the six months ended June 30, 2006 were $0.8 million compared to $13.7 million for the same period in 2005. Collaboration revenue for the six months ended June 30, 2005 included accelerated recognition of $7.0 million in deferred revenue following the end of Dynavax’s collaboration with UCB Farchim in March 2005.
Total operating expenses were $18.5 million for the second quarter 2006 compared to $10.0 million for the same period in 2005. Total operating expenses for the six months ended June 30, 2006 were $27.7 million compared to $18.0 million for the comparable period in 2005. Total operating expenses in the second quarter 2006 increased by $8.5 million, which included a one-time charge of $4.2 million for acquired in-process research and development resulting from the April 2006 acquisition of Rhein, and $4.3 million from ongoing operating expenses. The growth in ongoing operating expenses resulted primarily from increased activities related to the Company’s lead product candidates TOLAMBA™ and HEPLISAV™, as well as the expansion of the Company’s operations from Dynavax Europe and programs funded by SDI.
Reimbursable expenses related to the SDI programs were $2.0 million for the three and six months ended June 30, 2006, as reflected in Loss attributed to noncontrolling interest in Symphony Dynamo, Inc. in the Company’s Condensed Consolidated Statement of Operations.
Net loss for the second quarter ended June 30, 2006 was $15.3 million, or $0.50 per diluted share, compared to net loss of $8.6 million, or $0.35 per diluted share, for the same period in 2005. The increase in net loss for the quarter ended June 30, 2006 was due primarily to increased operating expenses associated with the Company’s clinical programs and the non-recurring charge for acquired in-process research and development. Net loss for the six months ended June 30, 2006 was $23.4 million, or $0.77 per diluted share, compared to $3.5 million, or $0.14 per diluted share, for the same period in 2005.
As of June 30, 2006, Dynavax reported that cash, cash equivalents and marketable securities totaled $41.7 million compared to $75.1 million at December 31, 2005. In addition, the Company reported $19.0 million in investments held by SDI. Cash, cash equivalents and marketable securities declined over the six month period in 2006 due to the one-time cash payments totaling approximately $17 million associated with the Rhein acquisition and the formation of SDI, and $16 million of net cash used for ongoing operations.
“Dynavax had a productive second quarter of 2006,” said Dino Dina, MD, president and chief executive officer. “We implemented an innovative financing transaction with Symphony Capital Partners designed to advance our second-generation TLR-based pipeline. We completed the acquisition of Rhein as our European base of manufacturing operations. And, we rapidly and successfully initiated the TOLAMBA DARTT study, and expanded the enrollment due to the high level of interest among investigators and allergy sufferers in this novel, disease-modifying intervention. We anticipate additional important clinical activities over the coming months including initiation of a pivotal Phase 3 trial for HEPLISAV and initiation of trials in solid tumors in our cancer program.”
Conference Call and Webcast Today
Dynavax will hold a conference call to discuss these financial results today at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. Interested parties may listen to the webcast live at http://www.dynavax.com by clicking on the “Events” tab under the heading, “Investors.” The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, at http://www.streetevents.com. A telephonic replay will be available through August 3, 2006 by dialing 888.286.8010, access code: 67521357. International callers can dial 617.801.6888, access code: 67521357.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR-9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: TOLAMBA, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV, a hepatitis B vaccine that is currently in a Phase 3 clinical trial; SUPERVAX, a hepatitis B vaccine; a cancer therapy currently in a Phase 2 clinical trial and anticipated to enter clinical trials in solid tumors; an asthma immunotherapeutic that has shown preliminary safety and pharmacology in a Phase 2a clinical trial; and preclinical programs in hepatitis B therapy and hepatitis C therapy.
Dynavax cautions you that this press release contains forward-looking statements, including without limitation the plans to initiate a pivotal Phase 3 trial for HEPLISAV and clinical trials in solid tumors; and the potential for continued development of existing clinical programs. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to: the progress and timing of its current and anticipated clinical trials; difficulties or delays in developing, testing and manufacturing products to support clinical development plans; the scope and validity of patent protection for product candidates; competition from other companies working with ISS technologies and products; the ability to obtain additional financing to support operations; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements are made as of the date hereof and Dynavax undertakes no obligation to revise or update information provided in this press release.
***

DYNAVAX TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Collaboration revenue	$—	$—	$—	$12,199
Service and license revenue	224	—	224	—
Grant revenue	305	953	593	1,452

Total revenues	529	953	817	13,651

Operating expenses:
Research and development	10,762	7,493	17,354	13,148
General and administrative	3,380	2,473	5,983	4,813
Acquired in-process research and development	4,180	—	4,180	—
Amortization of intangible assets	196	—	196	—

Total operating expenses	18,518	9,966	27,713	17,961

Loss from operations	(17,989)	(9,013)	(26,896)	(4,310)

Interest and other income, net	685	434	1,420	801

Loss including noncontrolling interest in Symphony Dynamo, Inc.	(17,304)	(8,579)	(25,476)	(3,509)

Loss attributed to noncontrolling interest in Symphony Dynamo, Inc.	2,031	—	2,031	—

Net loss	$(15,273)	$(8,579)	$(23,445)	$(3,509)

Basic and diluted net loss per share	$(0.50)	$(0.35)	$(0.77)	$(0.14)

Shares used to compute basic and diluted net loss per share	30,536	24,745	30,524	24,734

DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents and marketable securities	$41,703	$75,110
Investments held by Symphony Dynamo, Inc.	19,044	—
Other current assets	2,393	2,374
Property and equipment, net	4,986	2,197
Goodwill	2,312	—
Other intangible assets, net	4,884	—
Other assets	1,302	412

Total assets	$76,624	$80,093

Liabilities, noncontrolling interest and stockholders’ equity
Current and long-term liabilities	$8,593	$5,730
Noncontrolling interest in Symphony Dynamo, Inc.	9,728	—
Stockholders’ equity	58,303	74,363

Total liabilities, noncontrolling interest and stockholders’ equity	$76,624	$80,093